Exhibit 99.1

Flux Power Reports Fiscal Second Quarter 2022 Financial Results

Second Quarter 2022 Revenue Increased 19% to $7.7 Million Representing 14th

Consecutive Quarter of Year-Over-Year Revenue Growth

Received $19.8 Million in New Purchase Orders During Second Quarter with

Customer Order Backlog at Record $31.4 Million

Initiated New Strategic Initiatives to Mitigate Global Supply Chain Disruptions &

Increase Profitability Across the Portfolio

Management to Host Conference Call Today at 4:30 p.m. Eastern Time

VISTA, Calif.—February 10, 2022 — Flux Power Holdings, Inc. (NASDAQ: FLUX), a developer of advanced lithium-ion energy storage solutions for electrification of industrial and commercial sectors has reported its financial and operational results for the fiscal second quarter ended December 31, 2021.

Key Financial & Operational Highlights for the Second Quarter Fiscal Year 2022

●	Revenue increased 19% to $7.7 million in Q2’22 compared to Q2’21 revenue of $6.5 million.

●	Achieved 14th consecutive quarter of year-over-year revenue growth.

●	Received $19.8 million in customer purchase orders from both existing and new customers. Utilized $14 million capital raised in September 2021 to pre-purchase inventory to protect growing deliveries to key customers.

●	Customer order backlog increased to $31.4 million as of December 31, 2021.

●	Initiated Strategic Supply Chain & Profitability Improvement Initiatives to accelerate the path to cash flow breakeven, including:

	O	Commenced production process improvements to increase capacity, and added an additional production line;

	O	Introduced new product design features expected to reduce cost, simplify the bill of materials, and improve serviceability;

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O	Transitioned product lines to a new cell technology, resulting in lower cost and improved supplier reliability;

O	Implemented price increases on certain product lines to mitigate the impact of rising input costs;

O	Increased inventory to $19.6 million at December 31, 2021 to mitigate the impact of supply chain disruptions and to support timely deliveries.

●	Cash and cash equivalents were $7.9 million at December 31, 2021. The working capital line of credit outstanding balance was $3.5 million at December 31, 2021.

CEO Commentary

“While the second quarter of fiscal 2022 was a challenging one for the company in light of continued global supply chain disruptions, we experienced record customer demand as evidenced by $19.8 million in purchase orders received from new and existing customers,” said Ron Dutt, Chief Executive Officer of Flux Power. “The Company also commenced strategic initiatives to mitigate the impact of ongoing global supply chain disruptions and to increase profitability. Our near-term goal is the timely shipment of our record backlog of $31.4 million.

“Our strategic initiatives encompass new product designs, production process improvements and better supply chain management. Moreover, improvements made to our product portfolio and to our processes should enable us to increase our production capacity, weather the current and future supply chain disruptions and to build a stronger company.

“Looking ahead, in addition to expanding sales of our energy storage solutions to new and existing customers, we are providing stationary energy storage solutions to Beam Global for their solar-powered EV charging stations. Also, we are continuing deployment of our SkyBMS Telematics product for remote fleet management and monitoring. I am happy to report that customer feedback for both of these initiatives has been positive.

“In summary, we believe Flux Power is well-positioned to participate in the growing demand for lithium-ion energy storage solutions among both small and large companies alike as they appreciate and respond to the negative consequences of carbon emissions and the benefits that lithium-ion technology and electrification can provide as a cost effective and environmentally friendly alternative. I look forward to sharing more on our achievements in the upcoming investor and analyst conferences and facility tours at our HQ in Vista, California,” stated Dutt.

Second Quarter Fiscal Year 2022 Financial Results

●	Revenue for the fiscal second quarter of 2022 increased by 19% to $7.7 million compared to $6.5 million in the fiscal second quarter of 2021, driven by sales of energy storage solutions with higher selling prices although lower unit volume of products sold.

●	Gross profit for the fiscal second quarter of 2022 decreased by 30% to $1.0 million compared to a gross profit of $1.5 million in the fiscal second quarter of 2021, primarily attributable to higher costs for steel, electronic components, and other parts during the quarter and partially offset by increased gross profit from higher sales of energy storage solutions. Gross margin was 14% in the fiscal second quarter of 2022 as compared to 23.0% in the fiscal second quarter of 2021.

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●	Selling & Administrative expenses increased to $4.0 million in the fiscal second quarter of 2022 from $3.1 million in the same fiscal period of 2021, reflecting increases in outbound shipping costs, personnel related expenses, insurance premiums, and sales & marketing expenses.

●	Research & Development expenses increased to $2.1 million in the fiscal second quarter of 2022, compared to $1.6 million in the fiscal second quarter of 2021, primarily due to new product development activities.

●	Net Loss for the fiscal second quarter of 2022 increased to $5.1 million from a net loss of $3.4 million in the fiscal second quarter of 2021, principally reflecting increased operating expenses and decreased gross profit, partially offset by a decrease in interest expense.

●	Cash was $7.9 million at December 31, 2021, as compared to $4.7 million at June 30, 2021. Our working capital line of credit outstanding balance was $3.5 million at December 31, 2021. Cash requirements during the quarter were high to support pre-purchasing of increasing sales orders.

Management Commentary

“Although customer demand was strong during the second quarter, our profitability was negatively impacted by continued disruption in our supply chain. We experienced higher costs to obtain key components of our energy solutions and delays in the receipt of such parts which led to manufacturing and shipping delays. To address the unprecedented level of supply chain uncertainty, we elected to build inventory levels of key component parts. This combination of factors increased our operating expenses and reduced gross profit.”

“Cash usage in the second quarter of 2022 was also elevated due to global supply chain disruptions leading to high levels of inventory as well as new strategic initiatives that include new product designs, production facility improvements and better supply chain management. We ended the second quarter with $7.9 million in cash, and $19.6 million in product inventory. Our goal is to monetize our existing backlog of $31.4 million in the months ahead and improve our working capital and cash flow needs.”

Second Quarter Fiscal Year 2022 Results Conference Call

Flux Power CEO Ron Dutt and CFO Chuck Scheiwe will host the conference call, followed by a question-and-answer session. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Thursday, February 10, 2022
Time:	4:30 p.m. Eastern Time, 1:30 p.m. Pacific Time
Toll-free dial-in number:	1-877-407-4018
International dial-in number:	1-201-689-8471
Conference ID:	13726247

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

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The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1523649&tp_key=a303c51997 and via the investor relations section of the Company’s website

A replay of the webcast will be available after 7:30 p.m. Eastern Time through May 10, 2022.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	13726247

About Flux Power Holdings, Inc.

Flux Power (NASDAQ: FLUX) designs, manufactures, and sells advanced lithium-ion energy storage electrification solutions for a range of industrial and commercial sectors including material handling, airport ground support equipment (GSE), and stationary energy storage. Flux Power’s lithium-ion battery packs, including the proprietary battery management system (BMS) and telemetry, provide customers with a better performing, lower cost of ownership, and more environmentally friendly alternative, in many instances, to traditional lead acid and propane-based solutions. Lithium-ion battery packs reduce CO2 emissions and help improve sustainability and ESG metrics for fleets. For more information, please visit www.fluxpower.com.

Forward-Looking Statements

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified using “believes,” “expects” or similar expressions. Forward-looking statements involve several estimates, assumptions, risks, and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include impact of COVID-19 on Flux Power’s business, results and financial condition; Flux Power’s ability to obtain raw materials and other supplies for its products at competitive prices and on a timely basis, particularly in light of the potential impact of the COVID-19 pandemic on its suppliers and supply chain; the development and success of new products, projected sales, deferral of shipments, Flux Power’s ability to fulfill backlog orders or realize profit from the contracts reflected in backlog sale; Flux Power’s ability to fulfill backlog orders due to changes in orders reflected in backlog sales, Flux Power’s ability to timely obtain UL Listing for its products, Flux Power’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance and purchase of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Flux Power assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

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Flux, Flux Power, and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Follow us at:

Blog: Flux Power Blog
News Flux Power News
Twitter: @FLUXpwr
LinkedIn: Flux Power

Contacts

Media & Investor Relations:
Justin Forbes
877-505-3589
info@fluxpower.com

External Investor Relations:
Chris Tyson, Executive Vice President
MZ Group - MZ North America
949-491-8235
FLUX@mzgroup.us
www.mzgroup.us

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FLUX POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	June 30, 2021
	(Unaudited)
ASSETS

Current assets:
Cash	$7,855,000	$4,713,000
Accounts receivable	5,184,000	6,097,000
Inventories, net	19,583,000	10,513,000
Other current assets	868,000	417,000
Total current assets	33,490,000	21,740,000
Right of use asset	2,821,000	3,035,000
Property, plant and equipment, net	1,627,000	1,356,000
Other assets	89,000	131,000

Total assets	$38,027,000	$26,262,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,239,000	$7,175,000
Accrued expenses	2, 233,000	2,583,000
Line of credit	3,500,000	-
Deferred revenue	140,000	24,000
Customer deposits	-	171,000
Office lease payable, current portion	469,000	435,000
Accrued interest	3,000	2,000
Total current liabilities	15, 584,000	10,390,000

Office lease payable, less current portion	2,621,000	2,866,000

Total liabilities	18,205,000	13,256,000

Stockholders’ equity:

Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,987,502 and 13,652,164 shares issued and outstanding at December 31, 2021 and June 30, 2021, respectively	16,000	14,000
Additional paid-in capital	95,217,000	79,197,000
Accumulated deficit	(75,411,000)	(66,205,000)

Total stockholders’ equity	19,822,000	13,006,000

Total liabilities and stockholders’ equity	$38,027,000	$26,262,000

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FLUX POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Revenues	$7,690,000	$6,469,000	$13,961,000	$10,968,000
Cost of sales	6,648,000	4,980,000	11,581,000	8,606,000

Gross profit	1,042,000	1,489,000	2,380,000	2,362,000

Operating expenses:
Selling and administrative	4,000,000	3,135,000	7,498,000	6,055,000
Research and development	2,088,000	1,594,000	4,055,000	3,101,000
Total operating expenses	6,088,000	4,729,000	11,553,000	9,156,000

Operating loss	(5,046,000)	(3,240,000)	(9,173,000)	(6,794,000)

Interest expense	(31,000)	(124,000)	(34,000)	(554,000)

Net loss	$(5,077,000)	$(3,364,000)	$(9,207,000)	$(7,348,000)

Net loss per share - basic and diluted	$(0.32)	$(0.29)	$(0.62)	$(0.69)

Weighted average number of common shares outstanding - basic and diluted	15,987,502	11,633,793	14,895,989	10,647,181

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